Exhibit 99.1

For Release at 6:00 Am Central Time (7:00 Am Eastern Time)

NOVAMED REPORTS A 57% INCREASE IN NET INCOME FROM CONTINUING OPERATIONS FOR 2008

CHICAGO (February 12, 2009) – Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc. (Nasdaq: NOVA), today announced results for the fourth quarter and year ended December 31, 2008.  Total net revenue grew to $36,177,000, up 8% from $33,344,000 in the prior year fourth quarter.  Net revenue from surgical facilities was also up 8% to $30,280,000 from $28,118,000 in the prior year fourth quarter, despite a 2% decline in same facility net revenue.  Net income from continuing operations in the fourth quarter of 2008 was $2,403,000, or $0.10 per diluted share, compared to $850,000, or $0.03 per diluted share, in the prior year fourth quarter (net income from continuing operations in the fourth quarter of 2007 was negatively impacted by a loss on equity investment and severance expense of $1,238,000 which totaled $0.05 per diluted share).  Net cash provided by operations was $8,053,000 in the fourth quarter of 2008, up 8% from $7,464,000 in the prior year fourth quarter.

“In a year marked by significant economic challenges for all industries, we are pleased to report that NovaMed had very solid financial performance in both the fourth quarter and 2008,” commented Mr. Hall.  “Our strong cash flow from operations of $8.1 million in the fourth quarter and $25.1 million for the year demonstrates our financial health and we are well positioned for growth in 2009.”

Highlights of fourth quarter continuing operations include:

•	Net income from continuing operations increased 183% to $2,403,000
•	Cash flow from operations increased 8% to $8,053,000
•	Operating income increased 12% to $9,223,000
•	Total net revenue increased 8% to $36,177,000

For the year ended December 31, 2008, total net revenue grew to $141,220,000, up 10% from $128,621,000 in 2007, with net revenue from surgical facilities growing to $116,447,000, up 10% from $105,752,000 in 2007.  Net income from continuing operations in 2008 was $9,325,000, or $0.37 per diluted share, compared to $5,932,000, or $0.24 per diluted share, in 2007, an increase of 57%.  Same-facility net revenue growth was 2% for 2008.  Net cash provided by operations was $25,051,000 in 2008, up 37% from $18,342,000 in 2007.

During the fourth quarter of 2008, NovaMed completed two acquisitions and continued to execute its stock repurchase program.  On December 1, 2008, NovaMed acquired a 65% interest in two separate ambulatory surgery centers.  Both facilities are located in Pennsylvania.  NovaMed also acquired approximately 1,809,000 shares of its common stock in the fourth quarter of 2008 as part of a stock repurchase program previously announced on July 31, 2008.  The total shares purchased in 2008 were approximately 1,909,000.

“Our year-end acquisition of two large multi-specialty centers and growing cash flow provides NovaMed with solid growth momentum as we move into 2009,” added Mr. Hall.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states.

As previously announced, NovaMed will hold a conference call to discuss this release at 9:00 a.m. Central Time on Thursday, February 12, 2009.  Investors can listen to the call over the Internet by visiting www.earnings.com or NovaMed’s website at www.novamed.com.  For those who cannot listen to the live broadcast, a replay will be available at these sites through March 12, 2009.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported.  This press release contains forward-looking statements that relate to possible future events.  These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release.  These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities;  our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2007 Form 10-K filed on March 17, 2008.  Readers should not place undue reliance on any forward-looking statements.  Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenue:
Surgical facilities	$30,280	$28,118	$116,447	$105,752
Product sales and other	5,897	5,226	24,773	22,869
Total net revenue	36,177	33,344	141,220	128,621

Operating expenses:
Salaries, wages and benefits	10,878	10,132	42,651	39,817
Cost of sales and medical supplies	8,089	7,953	32,599	30,154
Selling, general and administrative	6,804	6,045	25,776	23,505
Depreciation and amortization	1,183	953	4,311	3,635
Total operating expenses	26,954	25,083	105,337	97,111

Operating income	9,223	8,261	35,883	31,510

Interest (income) expense, net	1,081	969	4,203	4,753
Minority interest	4,209	3,972	16,380	15,255
Loss of nonconsolidated affiliate	-	2	-	67
Loss on investment in nonconsolidated affiliate	-	1,041	-	1,041
Gain on sale of minority interests	-	-	-	(79)
Other (income) expense, net	(6)	50	13	(85)
Income before income taxes	3,939	2,227	15,287	10,558
Income tax provision	1,536	1,377	5,962	4,626

Net income from continuing operations	2,403	850	9,325	5,932
Net loss from discontinued operations	-	(102)	(91)	(306)
Gain (loss) on disposal of discontinued operations	-	(11,220)	343	(11,220)

Net income (loss)	$2,403	$(10,472)	$9,577	$(5,594)

Earnings per common share - diluted:
Earnings from continuing operations	$0.10	$0.03	$0.37	$0.24
(Loss) earnings from discontinued operations	-	(0.45)	0.01	(0.46)
Net earnings (loss) per diluted share	$0.10	$(0.42)	$0.38	$(0.22)

Shares used in computing diluted earnings per share	24,113	25,112	24,896	25,151

Selected Operating Data:

ASCs operated at end of period	37	34	37	34
Procedures performed during the period	37,818	34,087	141,529	129,387
Cash flow provided by operating activities	$8,053	$7,464	$25,051	$18,342
Cash flow used in investing activities	$(39,310)	$(7,506)	$(55,416)	$(41,835)
Cash flow provided by (used in) financing activities	$31,285	$(537)	$28,858	$27,132

	December 31,	December 31,
Balance Sheet Data:	2008	2007

Cash and cash equivalents	$4,875	$6,382
Accounts receivable, net	20,329	19,298
Working capital	12,136	18,438
Total assets	251,421	195,704
Long-term debt	140,915	101,176
Minority interest	15,282	15,024
Stockholders' equity	72,503	65,173